Exhibit 99.1

News Release	[GRAPHIC APPEARS HERE]

Torchmark Corporation	•	2001 Third Avenue South	•	Birmingham, Alabama 35233

Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS FOURTH QUARTER

AND YEAR-END 2004 RESULTS

Birmingham, Alabama, February 9, 2005—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2004, net income was $1.05 per share ($116 million) compared with $.98 per share ($112 million) for the year-ago quarter. Net operating income for the quarter ended December 31, 2004, was $1.07 per share ($118 million), a 7% per share increase compared with $1.00 per share ($114 million) for the year-ago quarter.

Net income for the year ended December 31, 2004, was $4.19 per share ($469 million) compared with $3.73 per share ($430 million) for the year-ago period. Net operating income for the year ended December 31, 2004, was $4.23 per share ($473 million), a 9% per share increase compared with $3.87 per share ($446 million) for the same year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

HIGHLIGHTS – comparing the fourth quarter 2004 with fourth quarter 2003:

•	Life underwriting margin of $92 million grew 10% with Direct Response, LNL Agency and Military having double-digit growth. Life Underwriting margin as a percentage of premium improved from 25% to 26%.

•	Life first year premium of $57 million was the same as for the year-ago quarter. Direct Response grew 10% and Military grew 7%; however, the captive agencies, American Income and LNL Agency had declines reflective of earlier period declines in the number of agents. Agent counts at LNL Agency and American Income were up compared with the end of the third quarter 2004, the result of a reorganized agent recruiting program.

•	Health underwriting margin of $40 million declined 2%, reflective of a 7% decline in Medicare supplement premiums in force. Other non-Medicare health premium in force increased 10%.

•	Health first year premium from non-Medicare products of $27 million increased 14%, but first year collected Medicare premium of $12 million declined 22%. Total first year health premium was the same as for the year-ago quarter.

•	Excess investment income declined 1% to $81 million, reflective of declining interest rates on bonds acquired during the past two years, and the third quarter expiration of a lucrative interest rate swap agreement that had previously reduced financing costs.

•	The Company continued its ongoing share repurchase program by acquiring 642 thousand shares for $34 million. For the year, the Company acquired 5.2 million shares at a cost of $268 million.

FINANCIAL SUMMARY

Net Operating Income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the after-tax sum of the profit and loss for each of the operating segments. It differs from Net Income primarily because it excludes certain non-operating items such as realized investment gains and losses, and nonrecurring items which are included in Net Income. Management believes that an analysis of Net Operating Income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		% Chg.	Quarter Ended December 31,		% Chg.
	2004	2003		2004	2003
Insurance Underwriting Income*	$.91	$.83	10	$100.7	$94.1	7
Excess Investment Income*	.74	.72	3	81.1	82.1	(1)
Other	(.02)	(.02)		(2.6)	(2.5)
Income Tax	(.56)	(.52)	8	(61.6)	(59.8)	3

Net Operating Income	$1.07	$1.00	7	$117.7	$114.0	3

Realized Losses, Net of Tax
Investments	(.01)	—		(1.1)	(0.5)
Valuation of Interest Rate Swaps	(.01)	(.04)		(1.1)	(4.4)
Interest on Tax Settlement	—	.03		—	3.5
Loss on Sale of Airplane	—	—		—	(.5)

Net Income	$1.05	$.98		$115.5	$112.0

Weighted Average Diluted Shares Outstanding (000)	110,061	113,866

	Per Share Year Ended December 31,		% Chg.	Year Ended December 31,		% Chg.
	2004	2003		2004	2003
Insurance Underwriting Income*	$3.58	$3.22	11	$400.9	$371.8	8
Excess Investment Income*	2.95	2.75	7	330.5	317.6	4
Other	(.09)	(.09)		(9.6)	(10.2)
Income Tax	(2.22)	(2.02)	10	(248.5)	(232.8)	7

Net Operating Income	$4.23	$3.87	9	$473.4	$446.4	6

Realized Gains/(Losses), Net of Tax
Investments	.04	(.08)		4.6	(9.1)
Valuation of Interest Rate Swaps	(.05)	(.09)		(5.3)	(10.1)
Tax Refund	.03			3.0
Interest on Tax Settlement	—	.03		—	3.5
Loss on Sale of Airplane	—	—		—	(.5)
Change in Accounting Principle	(.06)	—		(7.2)	—

Net Income	$4.19	$3.73		$468.6	$430.1

Weighted Average Diluted Shares Outstanding (000)	111,908	115,377

*	See definitions in the discussions below and in the Torchmark 2003 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the fourth quarter 2004 with fourth quarter 2003:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2004	% of Premium	Quarter Ended Dec. 31, 2003	% of Premium	% Change
Insurance Underwriting Margins:
Life	$92.3	26	$83.8	25	10
Health	40.1	16	41.0	16	(2)
Annuity	3.8		2.8

	136.2		127.7
Other Income	0.5		0.3
Administrative Expenses	(36.0)		(33.8)		6

Insurance Underwriting Income	$100.7		$94.1		7
Per Share	$.91		$.83		10

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 68% of the Company’s insurance underwriting margin for the quarter and 57% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, LNL Agency (captive agencies), and the Military Agency (an independent agency). First year collected premium, total premium and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 6% to $352 million. Military grew 12% and both American Income and Direct Response grew 9%; however, LNL Agency had no increase in life premium revenue. Annualized life premium in force at December 31, 2004, was $1.523 billion, an increase of 5%.

Life insurance underwriting margin was $92 million, up 10%, and was 26% of premium revenue, 1% higher than the year-ago quarter. American Income was the leading contributor to life underwriting margin with $27 million, up 9%, followed by Direct Response with $24 million, up 10%. Underwriting margin as a percentage of premium was 30% for American Income and 25% for Direct Response, both the same as for the year-ago quarter. LNL Agency’s underwriting margin of $21 million had the greatest percentage growth at 20%, reflecting its improved margin as a percentage of premium of 28%, up from 23% for the year-ago quarter.

Life insurance first year premiums were $57 million with no increase. First year premium is a statistical measure of the premium collected on policies in their first year and is considered by Torchmark as an important indicator of the rate of future premium growth. American Income’s $19 million was a decline of 3%, and LNL Agency’s $9 million was a decline of 4%, both the result of a decline in agent recruiting during earlier periods of 2004. Direct Response had a 10% increase to $18 million while Military had first year premiums of $7 million, up 7%.

Recruiting new agents and growing the number of producing agents at the agency distribution channels are critical to growth in sales. In the third quarter, Torchmark’s captive agencies began renewed initiatives to recruit new agents, focusing on updating their internet recruiting programs. American Income increased its number of producing agents during the quarter to 2,090, up 40, but still below its 2,291 count at year-end 2003. LNL Agency had 1,775 producing agents at the end of the quarter, up 116 during the quarter, but below its 2,197 count at year-end 2003.

Health Insurance

The Health insurance segment accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 42% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Medicare supplements accounted for 62% of the Company’s health premium in the fourth quarter of 2004; however, Medicare supplements were only 31% of first year health premium, reflecting the change in the product mix sold in recent years.

Premium revenue from health insurance was $255 million, down 2%. The Company’s leading health distribution system, UA Independent declined 4% and UA Branch Office Agency remained flat. Sales of non-Medicare health policies continued to grow resulting in a 9% increase in non-Medicare premium to $98 million; however, Medicare supplemental health premium declined 8% to $158 million. As a result, total health premium declined 2% to $255 million.

Health insurance underwriting margin was $40 million, a 2% decline. As a percentage of premium, the health underwriting margin remained 16%.

First year health premiums remained level at $40 million. First year premiums from non-Medicare health sales were $27 million, up 14%, as both the UA Independent and Branch Office continue to sell predominantly limited benefit hospital/surgical supplemental plans to people under age 65. First year premiums for Medicare supplements were $12 million, declining 22% from the year-ago quarter.

The demand for limited benefit supplemental health plans sold to people under age 65 continues as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $4 million, up from $3 million in the year-ago quarter. Annuities comprised only 3% of the Company’s insurance underwriting margin for the quarter.

INVESTMENTS – comparing the fourth quarter 2004 with fourth quarter 2003:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities, and the net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program where excess cash flow is used to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $81 million, compared with $82 million, a 1% decline, or a 3% increase on a per-share basis, as detailed in the following table:

	Quarter Ended December 31,
	2004	2003	% Change
	(dollars in millions, except per share data)
Net Investment Income	$145.9	$142.5	2

Required Interest:
Interest Credited on Net Policy Liabilities	(54.1)	(53.2)	2
Net Financing Costs:
Interest on Debt	(14.3)	(13.9)
Income from Interest Rate Swaps	3.5	6.7

Total Net Financing Costs	(10.7)	(7.2)

Total Required Interest	(64.8)	(60.4)	7

Excess Investment Income	81.1	82.1	(1)
Per Share	$.74	$.72	3

Net investment income increased 2%, lower than the 5% increase in average invested assets at amortized cost and reflective of the effect of lower interest rates on investments acquired in the past two years.

Financing costs increased 49% to $10.7 million primarily because one of Torchmark’s interest rate swap agreements expired September 30, 2004. While the Company obtained two new swap agreements in August 2004, due to the lower spread rates on the new agreements during this quarter, the amounts earned on the new swaps were a little over a third of the amount previously being earned on the matured swap.

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled expiration dates, at which time their market value and the cumulative capital gains and losses recorded will be $0, as occurred for the swap that expired as described above.

Investment Portfolio Composition at December 31, 2004

At December 31, 2004, the market value of Torchmark’s fixed maturity portfolio was $8.7 billion, $649 million higher than amortized cost of $8.1 billion. This net unrealized gain is composed of $670 million gross unrealized gains, and $21 million gross unrealized losses. At amortized cost, 91.7% of fixed maturities (91.8% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned a yield of 7.1% during the fourth quarter of 2004. Acquisitions of fixed maturity investments during the quarter totaled $325 million at cost, with an average annual effective yield of 6.5%, an average life of 24 years and average rating of A-.

Realized Capital Gains and Losses – during the quarter ended December 31, 2004:

The total net realized capital gain was $0.1 million before and after taxes. The after-tax net realized capital losses from investments, which exclude the interest rate swap components, were $1.1 million compared with net realized losses of $0.5 million in the year-ago quarter. Changes in the market valuation of the interest rate swaps resulted in an after-tax realized loss of $1.1 million.

SHARE REPURCHASE – during the quarter ended December 31, 2004:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 642 thousand shares of Torchmark Corporation common stock for a total cost of $34 million ($52.43 average cost per share). For the year the Company has repurchased 5.2 million shares at a total cost of $268 million ($51.39 average cost per share), compared with 5.9 million shares for $225 million during 2003. At December 31, 2004, there were 107.9 million Torchmark shares outstanding, 110.1 million on a diluted basis.

If the $268 million free cash flow used for the repurchase of Torchmark common stock during 2004 had alternatively been invested in corporate bonds, an estimated $6.1 million of additional investment income, after tax, would have resulted. Net Operating Income for the year would have been $480 million, or $4.17 per share for 2004, an 8% per share increase compared with a year-ago. Actual results, including the buyback, were $4.23 per share, a 9% per share increase.

OTHER FINANCIAL INFORMATION:

GAAP accounting’s Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lender, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 65% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP accounting does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj.		FAS 115 Adjustment		GAAP
	At December 31,		At December 31,		At December 31,
	2004	2003	2004	2003	2004	2003
Net Income as a Return on Equity (YTD)	—	—			14.1%	14.0%
Net Operating Income* as a Return on Equity (YTD)	16.2%	16.3%			—	—

Total Assets (in millions)	$13,640	$12,872	$612	$594	$14,252	$13,466
Shareholder Equity (in millions)	$3,022	$2,854	$398	$386	$3,420	$3,240
Book Value Per Share	$27.45	$25.06	$3.62	$3.39	$31.07	$28.45
Debt to Capital Ratio	22.3%	23.6%			20.2%	21.4%

*	Net operating Income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 2 of this release.

	Quarter Ended December 31,		($millions)	Year Ended December 31,
	2004	2003		2004	2003
Total Revenue	$760.8	$747.6		$3,071.5	$2,931.0
Total Insurance First Year Collected Premium (in millions)	$96	$97		$401	$368

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended September 30, 2004, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its fourth quarter 2004 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, February 10, 2005. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls on the Web.” On February 10 supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com